As filed with the Securities and Exchange Commission on May 11, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL INSURANCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	65-0231984

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1110 W. Commercial Blvd.
Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
AMENDED AND RESTATED UNIVERSAL INSURANCE HOLDINGS, INC.
2009 OMNIBUS INCENTIVE PLAN
EMPLOYMENT AGREEMENT WITH BRADLEY I. MEIER
NONQUALIFIED STOCK OPTION AGREEMENT WITH
BRADLEY I. MEIER
(Full title of the plan)
Bradley I. Meier
President and Chief Executive Officer
1110 W. Commercial Blvd.
Fort Lauderdale, Florida 33309
Telephone (954) 958-1200
Facsimile (954) 958-1202
(Name, address, telephone number, including area code, of agent for service)
with a copy to:
Alan J. Berkeley, Esq.
Alissa A. Parisi, Esq.
K&L Gates LLP
1601 K Street, NW
Washington, DC 20006
Telephone (202) 778-9000
Facsimile (202) 778-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum		Proposed maximum
Title of securities	Amount to be	offering price per		aggregate offering	Amount of
to be registered	registered(1)	share		price	registration fee
Common Stock, par value $0.01 per share(2)	2,400,000 shares	$5.18	(5)	$12,432,000	$1,443.36
Common Stock, par value $0.01 per share(3)	5,900,000 shares	$5.18	(5)	$30,562,000	$3,548.25
Common Stock, par value $0.01 per share(4)	150,000 shares	$0.60	(6)	$90,000	$10.45
Filing Fee Payable	—	—		—	$3,436.31	(7)

(1)	This Registration Statement covers such indeterminate number of shares of Common Stock as may be issued resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Consists of 2,400,000 shares of Common Stock issuable pursuant to our Amended and Restated 2009 Omnibus Incentive Plan (“Incentive Plan”). Our Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of Common Stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards.

(3)	Consists of 5,900,000 shares of Common Stock issued pursuant to the employment agreement between the Company and Bradley I. Meier dated August 11, 1999, as amended.

(4)	Consists of 150,000 shares of Common Stock issuable upon exercise of a compensatory nonqualified stock option granted by the Registrant to Bradley I. Meier as of December 21, 2001.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The fee is calculated on the basis of the average of the high and low prices for the Company’s Common Stock reported on the NYSE Amex LLC on May 6, 2011.

(6)	Based on the exercise price of the stock option in respect of which the shares may be issued, in accordance with Rule 457(h) under the Securities Act.

(7)	Pursuant to Rule 457(p), the Registrant requests that the filing fees previously paid in respect of the registration of the Registrant’s Common Stock on the Registration Statement on Form S-8 (File No. 333-170767), filed on November 22, 2010 (the “2010 Registration Statement”), be carried over and offset against the filing fees due with respect to the Registration Statement filed hereunder. The Registrant states that, as of May 11, 2011, the offering under the 2010 Registration Statement was terminated by a Post-Effective Amendment to the 2010 Registration Statement deregistering all the shares of the Registrant’s Common Stock registered thereunder and no shares of the Registrant’s Common Stock were sold or issued under such offering prior to its termination. The amount of the filing fees being carried over and offset against the fees payable hereunder is $1,565.75.

EXPLANATORY NOTE

This Registration Statement covers 2,400,000 shares of Common Stock issuable pursuant to our Incentive Plan.

This Registration Statement also covers 5,900,000 shares of Common Stock the Company issued pursuant to the employment agreement between the Company and Bradley I. Meier dated August 11, 1999, as amended, and 150,000 shares of Common Stock of the Company issuable upon exercise of a compensatory nonqualified stock option granted to Bradley I. Meier as of December 21, 2001.

References in this Registration Statement and the prospectus which is a part hereof to “the Company,” “we,” “us,” “our,” or similar terms refer to Universal Insurance Holdings, Inc.

This Registration Statement contains two parts. Part I contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company issued pursuant to the employment agreement between the Company and Bradley I. Meier dated August 11, 1999, as amended, and upon exercise of the nonqualified stock option granted to Bradley I. Meier as of December 21, 2001. Part II of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8 with respect to shares of our Common Stock issuable pursuant to our Incentive Plan and issued pursuant to Mr. Meier’s employment agreement or the stock option.

PART I

ITEM 1.	PLAN INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to Mr. Meier as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309, and our telephone number is (954) 958-1200.

Note:  The re-offer prospectus referred to in the Explanatory Note follows this page.

REOFFER PROSPECTUS

UNIVERSAL INSURANCE HOLDINGS, INC.
6,050,000 Shares of Common Stock

This prospectus relates to shares of Common Stock which may be offered from time to time by Bradley I. Meier, the Company’s President and Chief Executive Officer, who is the selling stockholder, for his own account. This prospectus covers 5,900,000 shares of Common Stock issued pursuant to the employment agreement between the Company and Mr. Meier dated August 11, 1999, as amended (“Employment Agreement”), and an additional 150,000 shares of Common Stock that may be issued upon exercise of a compensatory nonqualified stock option granted to Mr. Meier as of December 21, 2001 (the “Stock Option”).

This prospectus has been prepared for the purpose of registering the shares of Common Stock under the Securities Act of 1933, as amended (“Securities Act”), to allow for future sale to the public by the selling stockholder, on a continuous or delayed basis. The selling stockholder and any event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Our Common Stock is quoted and traded on the NYSE Amex LLC under the symbol “UVE.” On May 6, 2011, the last reported sale price of our Common Stock was $5.16 per share.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

Investing in our Common Stock involves risks.
You should consider carefully the risk factors beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2011.

REOFFER PROSPECTUS

THE COMPANY

We were originally organized as Universal Heights, Inc. in 1990. We changed our name to Universal Insurance Holdings, Inc. on January 12, 2001. In April 1997, we formed a subsidiary, Universal Property & Casualty Insurance Company (“UPCIC”), as part of our strategy to take advantage of what management believed to be profitable business and growth opportunities in the marketplace. UPCIC was formed to participate in the transfer of homeowners’ insurance policies from the Florida Residential Property and Casualty Joint Underwriting Association (“JUA”). We have since evolved into a vertically integrated insurance holding company, which through our various subsidiaries, covers substantially all aspects of insurance underwriting, distribution and claims processing.

We were incorporated under the laws of the State of Delaware on November 13, 1990 and our principal executive offices are located at 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

FORWARD-LOOKING STATEMENTS

This prospectus and other documents filed and incorporated by reference in this prospectus include or may contain certain forward-looking statements. Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “imply,” “intend,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those described under “Risk Factors” below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities Exchange Commission (“SEC”) on March 31, 2011, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.

Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, among others, many of which are beyond our control.

In making these statements, we are not undertaking, and specifically decline to undertake, any obligation to address or update each or any factor in future filings or communications regarding our business or results, and we are not undertaking to address how any of these factors may have caused changes in information contained in previous filings or communications. The risks described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as any amendments reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety, are not the only risks we face, and additional risks and uncertainties may also impair our business operations. The occurrence of any one or more of the following or other currently unknown factors could materially adversely affect our business and operating results.

RISK FACTORS

You should carefully consider the risks and uncertainties described below before making an investment decision. Any of the following risks could materially adversely affect our business, operations, industry or financial position or our future financial performance. While we believe we have identified and discussed below all risk factors affecting our business that we believe are material, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may adversely affect our business, operations, industry, financial position and financial performance in the future. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

Risks Relating to the Property-Casualty Business

As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

Because of the exposure of our property and casualty business to catastrophic events, our operating results and financial condition may vary significantly from one period to the next. Catastrophes can be caused by various natural and man-made disasters, including wildfires, tornadoes, hurricanes, tropical storms and certain types of terrorism. We may incur catastrophe losses in excess of those experienced in prior years, those that modeling estimate would be incurred based on certain levels of probability, the average expected level used in pricing, and our current reinsurance coverage limits. Despite our catastrophe management programs, we are exposed to catastrophes that could have a material adverse effect on operating results and financial condition. Our liquidity could be constrained by a catastrophe, or multiple catastrophes, which result in extraordinary losses or a downgrade of our financial strength rating.

In addition, we are subject to claims arising from weather events such as rain, hail and high winds. The incidence and severity of weather conditions are largely unpredictable. There is generally an increase in the frequency and severity of property claims when severe weather conditions occur. The nature and level of catastrophes in any period cannot be predicted and could be material to our operations. In addition, impacts of catastrophes and our catastrophe management strategy may adversely affect premium growth.

Unanticipated increases in the severity or frequency of claims may adversely affect our profitability and financial condition.

Changes in the severity or frequency of claims may affect the profitability of our Company. Changes in homeowner’s claim severity are driven by inflation in the construction industry, in building materials and in home furnishings and by other economic and environmental factors, including increased demand for services and supplies in areas affected by catastrophes. However, changes in the level of the severity of claims are not limited to the effects of inflation and demand surge in these various sectors of the economy. Increases in claim severity can arise from unexpected events that are inherently difficult to predict. Although we pursue various loss management initiatives in order to mitigate future increases in claim severity, there can be no assurances that these initiatives will successfully identify or reduce the effect of future increases in claim severity.

Our Company may experience declines in claim frequency from time to time. The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term. A significant long-term increase in claim frequency could have an adverse effect on our operating results and financial condition.

Actual claims incurred may exceed current reserves established for claims and may adversely affect our operating results and financial condition.

Recorded claim reserves in the property-casualty business are based on our best estimates of losses, both reported and incurred but not reported (“IBNR”), after considering known facts and interpretations of circumstances. Internal factors are considered including our experience with similar cases, actual claims paid, historical trends involving claim payment patterns, pending levels of unpaid claims and contractual terms. External factors are also considered which include but are not limited to law changes, court decisions, changes to regulatory requirements and economic conditions. Because reserves are estimates of the unpaid portion of losses that have occurred, including IBNR losses, the establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain and complex process. The ultimate cost of losses may vary materially from recorded reserves and such variance may adversely affect our operating results and financial condition.

Predicting claim expense relating to environmental liabilities is inherently uncertain and may have a material adverse effect on our operating results and financial condition.

The process of estimating environmental liabilities is complicated by complex legal issues concerning, among other things, the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered; and whether losses could be recoverable through reinsurance. Litigation is a complex, lengthy proceeding that involves substantial uncertainty for insurers. Actuarial techniques and databases used in estimating environmental net loss reserves may prove to be inadequate indicators of the extent of probable loss. Ultimate net losses from environmental liabilities could materially exceed established loss reserves and expected recoveries and have a material adverse effect on our operating results and financial condition.

The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations.

We utilize a number of strategies to mitigate our risk exposure, such as:

•	engaging in rigorous underwriting;

•	carefully evaluating terms and conditions of our policies; and

•	ceding reinsurance.

However, there are inherent limitations in all of these tactics and no assurance can be given that an event or series of events will not result in loss levels in excess of our probable maximum loss models, which could have a material adverse effect on our financial condition or results of operations. It is also possible that losses could manifest themselves in ways that we do not anticipate and that our risk mitigation strategies are not designed to address. Such a manifestation of losses could have a material adverse effect on our financial condition or results of operations.

These risks may be heightened during difficult economic conditions such as those currently being experienced in the Florida market and elsewhere.

Regulation limiting rate increases and requiring us to participate in loss sharing may decrease our profitability.

From time to time, political dispositions affect the insurance market, including efforts to effectively suppress rates at a level that may not allow us to reach targeted levels of profitability. Despite efforts to remove politics from insurance regulation, facts and history demonstrate that public policymakers, when faced with untoward events and adverse public sentiment, can act in ways that impede a satisfactory correlation between rates and risk. Such acts may affect our ability to obtain approval for rate changes that may be required to attain rate adequacy along with targeted levels of profitability and returns on equity. Our ability to afford reinsurance required to reduce our catastrophe risk may be dependent upon the ability to adjust rates for its cost.

Additionally, the Company is required to participate in guaranty funds for impaired or insolvent insurance companies. The funds periodically assess losses against all insurance companies doing business in the state. Our operating results and financial condition could be adversely affected by any of these factors.

The potential benefits of implementing our profitability model may not be fully realized.

We believe that our profitability model has allowed us to be more competitive and operate more profitably. However, because many of our competitors have adopted underwriting criteria and sophisticated models similar to those we use and because other competitors may follow suit, our competitive advantage could decline or be lost. Competitive pressures could also force us to modify our profitability model. Furthermore, we cannot be assured that the profitability model will accurately reflect the level of losses that we will ultimately incur from the business generated.

UPCIC’s financial condition and operating results may be adversely affected by the cyclical nature of the property and casualty business.

The property and casualty market is cyclical and has experienced periods characterized by relatively high levels of price competition, less restrictive underwriting standards and relatively low premium rates, followed by periods of relatively lower levels of competition, more selective underwriting standards and relatively high premium rates. A downturn in the profitability cycle of the property and casualty business could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Investments

We may experience reduced returns or losses on our investments especially during periods of heightened volatility, which could have a material adverse effect on our results of operations or financial condition.

The returns on our investment portfolio may be reduced or we may incur losses as a result of changes in general economic conditions, interest rates, real estate markets, fixed income markets, metals markets, energy markets, agriculture markets, equity markets, alternative investment markets, credit markets, exchange rates, global capital market conditions and numerous other factors that are beyond our control.

The worldwide financial markets experience high levels of volatility during certain periods, which could have an increasingly adverse impact on the U.S. and foreign economies. The financial market volatility and the resulting negative economic impact could continue and it is possible that it may be prolonged, which could adversely affect our current investment portfolio, make it difficult to determine the value of certain assets in our portfolio and/or make it difficult for us to purchase suitable investments that meet our risk and return criteria. These factors could cause us to realize less than expected returns on invested assets, sell investments for a loss or write off or write down investments, any of which could have a material adverse effect on our results of operations or financial condition.

We are subject to market risk which may adversely impact investment income.

Our primary market risk exposure is to changes in interest rates. A decline in market interest rates could have an adverse effect on our investment income as we invest cash in new investments that may yield less than the portfolio’s average rate. A decline could also lead us to purchase longer-term or riskier assets in order to obtain adequate investment yields resulting in a duration gap when compared to the duration of liabilities. An increase in market interest rates could have an adverse effect on the value of our investment portfolio by decreasing the fair values of the fixed income securities that comprise a portion of our investment portfolio. A decline in the quality of our investment portfolio as a result of adverse economic conditions or otherwise could cause additional realized losses on securities.

Concentration of our investment portfolios in any particular segment of the economy may have adverse effects on our operating results and financial condition.

The concentration of our investment portfolios in any particular industry, collateral types, group of related industries or geographic sector could have an adverse effect on our investment portfolios and consequently on our results of operations and financial condition. Events or developments that have a negative impact on any particular industry, group of related industries or geographic region may have a greater adverse effect on the investment portfolios to the extent that the portfolios are concentrated rather than diversified.

Risks Relating to the Insurance Industry

Our future results are dependent in part on our ability to successfully operate in an insurance industry that is highly competitive.

The insurance industry is highly competitive. Many of our competitors have well-established national reputations and market similar products. Because of the competitive nature of the insurance industry, including competition for producers such as independent agents, there can be no assurance that we will continue to effectively compete with our industry rivals, or that competitive pressures will not have a material adverse effect on our business, operating results or financial condition. Furthermore, certain competitors operate using a mutual insurance company structure and therefore, may have dissimilar profitability and return targets. Our ability to successfully operate may also be impaired if we are not effective in filling critical leadership positions, in developing the talent and skills of our human resources, in assimilating new executive talent into our organization, or in deploying human resource talent consistently with our business goals.

Difficult conditions in the economy generally could adversely affect our business and operating results.

The United States economy has experienced widespread job losses, higher unemployment, lower consumer spending, continued declines in home prices and substantial increases in delinquencies on consumer debt, including defaults on home mortgages. Moreover, recent disruptions in the financial markets, particularly the reduced availability of credit and tightened lending requirements, have affected the ability of borrowers to refinance loans at more affordable rates. We cannot predict the length and severity of a recession, but as with most businesses, we believe a longer or more severe recession could have an adverse effect on our business and results of operations.

A general economic slowdown could adversely affect us in the form of consumer behavior and pressure on our investment portfolio. Consumer behavior could include decreased demand for insurance. In 2008 and 2009, weakness in the housing market and a highly competitive environment contributed to reduced growth in policies in force. Our investment portfolio could be adversely affected as a result of deteriorating financial and business conditions.

There can be no assurance that actions of the U.S. federal government, Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets and stimulating the economy will achieve the intended effect.

In response to the financial crises affecting the banking system, the financial markets and the broader economy, the U.S. federal government, the Federal Reserve and other governmental and regulatory bodies have taken or are considering taking action to address such conditions including, among other things, purchasing mortgage-backed and other securities from financial institutions, investing directly in banks, thrifts and bank and savings and loan holding companies and increasing federal spending to stimulate the economy. There can be no assurance as to what impact such actions will have on the financial markets or on economic conditions. Such continued volatility and economic deterioration could materially and adversely affect our business, financial condition and results of operations.

We are subject to extensive regulation and potential further restrictive regulation may increase our operating costs and limit our growth.

As an insurance company, we are subject to extensive laws and regulations. These laws and regulations are complex and subject to change. Moreover, they are administered and enforced by a number of different governmental authorities, including state insurance regulators, state securities administrators, the SEC, the U.S. Department of Justice, and state attorneys general, each of which exercises a degree of interpretive latitude. Consequently, we are subject to the risk that compliance with any particular regulator’s or enforcement authority’s interpretation of a legal issue may not result in compliance with another’s interpretation of the same issue, particularly when compliance is judged in hindsight. In addition, there is risk that any particular regulator’s or enforcement authority’s interpretation of a legal issue may change over time to our detriment, or that changes in the overall legal environment may, even absent any particular regulator’s or enforcement authority’s interpretation of a legal issue changing, cause us to change our views regarding the actions we need to take from a legal risk management perspective, thus necessitating changes to our practices that may, in some cases, limit our ability to grow and improve the profitability of our business. Furthermore, in some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. For example, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products, not holders of securities issued by the Company. In many respects, these laws and regulations limit our ability to grow and improve the profitability of our business.

In recent years, the state insurance regulatory framework has come under public scrutiny and members of Congress have discussed proposals to provide for federal chartering of insurance companies. We can make no assurances regarding the potential impact of state or federal measures that may change the nature or scope of insurance regulation.

Reinsurance may be unavailable at current levels and prices, which may limit our ability to write new business.

Our reinsurance program was designed, utilizing our risk management methodology, to address our exposure to catastrophes. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase. No assurances can be made that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as are currently available. For example, our ability to afford reinsurance to reduce our catastrophe risk may be dependent upon our ability to adjust premium rates for its cost, and there are no assurances that the terms and rates for our current reinsurance program will continue to be available next year. If we were unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient and at prices that we consider acceptable, we would have to either accept an increase in our exposure risk, reduce our insurance writings, or develop or seek other alternatives.

Reinsurance subjects us to the credit risk of our reinsurers and may not be adequate to protect us against losses arising from ceded insurance, which could have a material adverse effect on our operating results and financial condition.

The collectability of reinsurance recoverables is subject to uncertainty arising from a number of factors, including changes in market conditions, whether insured losses meet the qualifying conditions of the reinsurance contract and whether reinsurers, or their affiliates, have the financial capacity and willingness to make payments under the terms of a reinsurance treaty or contract. Our inability to collect a material recovery from a reinsurer could have a material adverse effect on our operating results and financial condition.

The continued threat of terrorism and ongoing military actions may adversely affect the level of claim losses we incur and the value of our investment portfolio.

The continued threat of terrorism, both within the United States and abroad, and ongoing military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and losses from declines in the equity markets and from interest rate changes in the United States, Europe and elsewhere, and result in loss of life, property damage, disruptions to commerce and reduced economic activity. Some of the assets in our investment portfolio may be adversely affected by reduced economic activity caused by the continued threat of terrorism. Additionally, in the event that terrorist acts occur, the Company could be adversely affected, depending on the nature of the event.

A downgrade in our financial strength ratings may have an adverse effect on our competitive position, the marketability of our product offerings, and our liquidity, operating results and financial condition.

Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business. On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management or a host of other considerations that may or may not be under insurer’s control. The current insurance financial strength rating of UPCIC is from Demotech, Inc. The assigned rating is A. Because this rating is subject to continuous review, the retention of this rating cannot be assured. A downgrade in this rating could have a material adverse effect on our sales, our competitiveness, the marketability of our product offerings, and our liquidity, operating results and financial condition.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs or our ability to obtain credit on acceptable terms.

The capital and credit markets have been experiencing extreme volatility and disruption. In some cases, the markets have exerted downward pressure on the availability of liquidity and credit capacity. In the event that we need access to additional capital to pay our operating expenses, make payments on our indebtedness, pay for capital expenditures or fund acquisitions, our ability to obtain such capital may be limited and the cost of any such capital may be significant. Our access to additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to our industry, and credit capacity, as well as lenders’ perception of our long- or short-term financial prospects. Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us. If a combination of these factors were to occur, our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain financing on favorable terms.

Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

Property and casualty insurers are subject to claims arising from catastrophes. Catastrophic losses have had a significant impact on our historical results. Catastrophes can be caused by various events, including hurricanes, tsunamis, windstorms, earthquakes, hailstorms, explosions, flooding, severe winter weather and fires and may include man-made events, such as terrorist attacks. The incidence, frequency and severity of catastrophes are inherently unpredictable.

Longer-term weather trends may be changing and new types of catastrophe losses may be developing due to climate change, a phenomenon that has been associated with extreme weather events linked to rising temperatures, including effects on global weather patterns, greenhouse gases, sea, land and air temperature, sea levels, rain and snow. The emerging science regarding climate change and its connection to extreme weather events is far from conclusive. If a connection to increased extreme weather events related to climate change is ultimately proven true, this could increase the frequency and severity of catastrophe losses we experience in both coastal and non-coastal areas.

Loss of key executives could affect our operations.

UPCIC’s operations also depend in large part on the efforts of Bradley I. Meier, who serves as President of UPCIC. Mr. Meier has also served as President, Chief Executive Officer and Director of the Company since its inception in November 1990. In addition, UPCIC’s operations have become materially dependent on the efforts of Sean P. Downes, who serves as Chief Operating Officer of UPCIC. Mr. Downes has also served as Chief Operating Officer, Senior Vice President and Director of the Company since January 2005 and as a Director of UPCIC since May 2003. The loss of the services provided by either Mr. Meier or Mr. Downes could have a material adverse effect on UPCIC’s and the Company’s financial condition and results of operations. In addition, if Mr. Meier were to become incapacitated or elect to reduce his responsibilities with the Company, we would expect that Mr. Downes would assume his responsibilities.

Risks Related to our Common Stock

The price of our Common Stock is highly volatile and could decline regardless of our operating performance.

The market price of our Common Stock could fluctuate in response to, among other things:

•	changes in economic and general market conditions;

•	changes in the outlook and financial condition of certain markets in which we have a concentration of business;

•	changes in financial estimates or investment recommendations by securities analysts following our business;

•	changes in accounting standards, policies, guidance or interpretations or principles;

•	sales of Common Stock by our directors, officers and significant stockholders;

•	factors affecting securities of companies included in the Russell 3000® Index, to which our Common Stock was added in 2009;

•	our failure to achieve operating results consistent with securities analysts’ projections; and

•	the operating and stock price performance of competitors.

These factors might adversely affect the trading price of our Common Stock and prevent you from selling your Common Stock at or above the price at which you purchased it. In addition, in recent periods, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including ours and others in our industry. These changes can occur without regard to the operating performance of the affected companies. As a result, the price of our Common Stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

The large number of shares eligible for future sale may adversely affect the market price of our Common Stock.

The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market could materially adversely affect the market price of our Common Stock and could impair our ability to raise additional capital through the sale of our equity securities. As of May 6, 2011, there were 39,387,998 shares of our Common Stock issued and outstanding. The registration statement of which this prospectus is a part registers 6,050,000 shares of Common Stock for resale and an additional 2,400,000 shares of Common Stock under our Amended and Restated 2009 Omnibus Incentive Plan (“Incentive Plan”). The availability of our shares for resale by the selling stockholder identified in this prospectus, as well as any actual sales of these shares or shares being registered under the Incentive Plan, could materially adversely affect the market price of our Common Stock. In addition, our executive officers and directors, including the selling stockholder, beneficially own approximately 21,301,596 shares of Common Stock, or 54.1% of our outstanding shares, which would be eligible for resale, subject to the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933.

The selling stockholder identified in this prospectus has significant voting power.

The selling stockholder identified in this prospectus currently beneficially owns approximately 41.5% of our Common Stock. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of shares of Common Stock offered by this prospectus. We will not receive any of the proceeds from the sale of such shares by the selling stockholder.

THE SELLING STOCKHOLDER

The shares of our Common Stock to which this prospectus relates are being registered for offer and resale by Bradley I. Meier, the Company’s President and Chief Executive Officer, or the selling stockholder, who has acquired or may acquire such shares of Common Stock pursuant to the Employment Agreement and the Stock Option. The following table sets forth certain information regarding the shares of our Common Stock beneficially owned by the selling stockholder as of May 6, 2011 and is based on 39,387,998 shares of our Common Stock outstanding on May 6, 2011.

Shares of
	Common Stock		Shares of
	Beneficially		Common Stock
	Owned Prior to	Shares of Common	Owned After
Selling Stockholder	Offering(1)	Stock Offered(2)	the Offering(1)(2)
Number %

Bradley I. Meier President and Chief Executive Officer	16,355,258	6,050,000	10,305,258	26.2%

(1)	The percentage of shares held is calculated on the basis of the number of outstanding shares of Common Stock held, plus Common Stock of which the selling stockholder has the right to acquire beneficial ownership within 60 days.

(2)	We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

PLAN OF DISTRIBUTION

We are registering shares of our Common Stock held by the selling stockholder identified in this prospectus to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. The selling stockholder has acquired or may acquire the shares of Common Stock offered for resale under this prospectus pursuant to his Employment Agreement and the Stock Option. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Common Stock.

The selling stockholder and any of his pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of Common Stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholder may enter into an agreement with an underwriter to acquire the shares, or some of the shares, for its own account. The underwriter may resell such shares, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any such underwriting agreement may provide the underwriter with an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution of such shares by the underwriter. Any underwriting agreement may require us to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payment the underwriter may be required to make in respect of such liabilities. Further, in any such underwritten transaction, pursuant to “lock-up” agreements, the selling stockholder and our executive officers and directors may be required, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of our Common Stock or securities convertible into or exchangeable or exercisable for our Common Stock for a set number of days.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or there is an exemption from the registration or qualification requirement available and the Company has complied with such exemption.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed him of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by K&L Gates LLP, Washington, D.C.

EXPERTS

The consolidated financial statements and financial statement schedule of Universal Insurance Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference in this prospectus in reliance upon the reports of Blackman Kallick, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, which we previously filed with the SEC pursuant to Sections 13 or 15 of the Exchange Act, are incorporated by reference into this prospectus:

(a) our Annual Report on Form 10-K for the year ended December 31, 2010;

(b) our Quarterly Report on Form 10-Q for the three months ended March 31, 2011; and

(c) the terms of our capital stock contained in our registration statement on Form 8-A filed with the SEC on January 11, 2007, including any amendment or report filed for the purpose of updating such description.

Except as indicated otherwise, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in the information we send to you). You may obtain a copy of any or all of the documents that have been incorporated by reference herein by writing to us at Universal Insurance Holdings, Inc., Attention: George R. De Heer, 1110 West Commercial Blvd, Fort Lauderdale, Florida 33309, or telephoning (954) 958-1200.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation and location of the Public Reference Room. Our filings are also available to the public at the website maintained by the SEC at http://www.sec.gov and at our website at http://www.uvestock.com.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference the following documents filed with the SEC:

(a) our Annual Report on Form 10-K for the year ended December 31, 2010;

(b) our Quarterly Report on Form 10-Q for the three months ended March 31, 2011; and

(c) our description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on January 11, 2007, including any amendment or report filed for the purpose of updating such description.

Except as indicated otherwise, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Each document incorporated by reference into this registration statement shall be deemed to be a part of this registration statement from the date of filing of such document with the Commission until the information contained therein is modified or superseded by any subsequently filed document which is incorporated by reference into this registration statement or, as applicable, by any document which constitutes part of the prospectus relating to our Incentive Plan meeting the requirements of Section 10(a) of the Securities Act. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Company’s Certificate of Incorporation, as amended, provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII of the Company’s Certificate of Incorporation, as amended, provides that the Company will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith, if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Company also has directors’ and officers’ liability insurance.

The Company has entered into agreements with its non-executive directors pursuant to which the Company has agreed to indemnify such directors, to the fullest extent permitted by law, and to cover such directors under any directors and officers liability insurance obtained by the Company.

The Company has been advised that it is the position of the SEC that insofar as the provision in our Certificate of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Shares of Common Stock that may be offered pursuant to this registration statement that were acquired by the selling stockholder, who is an executive officer and director of the Company, pursuant to his Employment Agreement were issued in reliance upon Section 4(2) of the Securities Act, as the issuance did not involve any public offering and the selling stockholder was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

With respect to the shares of Common Stock issuable upon exercise of the Stock Option or under the Incentive Plan, not applicable.

ITEM 8.	EXHIBITS.

The following are filed as exhibits to this Registration Statement:

Exhibit
Number	Description

3.1	Company’s Amended and Restated Certificate of Incorporation, as amended(1)
3.2	Company’s Amended and Restated Bylaws(2)
3.3	Certificate of Designation for Series A Preferred Stock dated October 11, 1994(3)
3.4	Certificate of Designations, Preferences, and Rights of Series M Convertible Preferred Stock dated August 13, 1997(4)
3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated October 19, 1998(3)
3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated December 18, 2000(3)
3.7	Certificate of Amendment of Certificate of Designations of the Series A Preferred Stock dated October 29, 2001(3)
3.8	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated December 7, 2005.(5)
3.9	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 18, 2007.(5)
4.1	Form of Common Stock Certificate(1)
4.2	Amended and Restated 2009 Omnibus Incentive Plan
5.1	Opinion of K&L Gates LLP
10.1	Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(6)
10.2	Addendum No. 3 dated May 4, 2001 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(7)
10.3	Addendum No. 4 dated January 28, 2002 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(8)
10.4	Addendum No. 5 dated June 27, 2002 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(9)

Exhibit
Number	Description

10.5	Addendum No. 6 effective as of December 31, 2003 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(10)
10.6	Addendum No. 7 dated May 22, 2006 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(7)
10.7	Addendum No. 8 effective as of July 12, 2007 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(11)
10.8	Addendum No. 9 effective as of December 5, 2008 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(12)
10.9	Nonqualified Stock Option Agreement between the Company and Bradley I. Meier dated December 21, 2001
23.1	Consent of independent registered public accounting firm, Blackman Kallick, LLP
23.2	Consent of K&L Gates LLP (included in the opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page hereto)

Keys to Exhibits:

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-51546) declared effective on December 14, 1992.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on January 11, 2007.

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the SEC on April 9, 2003.

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended April 30, 1997 filed with the SEC on August 13, 1997, as amended.

(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-163564) declared effective on December 8, 2009.

(6)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 filed with the SEC on August 13, 1999.

(7)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 33 — 170767), deemed effective on November 22, 2010.

(8)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002.

(9)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002.

(10)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 14, 2004.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on August 10, 2007.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2008.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 11, 2011.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Bradley I. Meier
Bradley I. Meier
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Bradley I. Meier and George R. De Heer, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Bradley I. Meier Bradley I. Meier	President, Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2011

/s/ George R. De Heer George R. De Heer	Chief Financial Officer (Principal Accounting Officer)	May 11, 2011

/s/ Norman M. Meier Norman M. Meier	Director	May 11, 2011

/s/ Ozzie A. Schindler Ozzie A. Schindler	Director	May 11, 2011

/s/ Reed J. Slogoff Reed J. Slogoff	Director	May 11, 2011

/s/ Joel M. Wilentz Joel M. Wilentz	Director	May 11, 2011

/s/ Michael A. Pietrangelo Michael A. Pietrangelo	Director	May 11, 2011

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Company’s Amended and Restated Certificate of Incorporation, as amended.(1)
3.2	Company’s Amended and Restated Bylaws.(2)
3.3	Certificate of Designation for Series A Preferred Stock dated October 11, 1994.(3)
3.4	Certificate of Designations, Preferences, and Rights of Series M Convertible Preferred Stock dated August 13, 1997.(4)
3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated October 19, 1998.(3)
3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated December 18, 2000.(3)
3.7	Certificate of Amendment of Certificate of Designations of the Series A Preferred Stock dated October 29, 2001.(3)
3.8	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated December 7, 2005.(5)
3.9	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 18, 2007.(5)
4.1	Form of Common Stock Certificate.(1)
4.2	Amended and Restated 2009 Omnibus Incentive Plan.
5.1	Opinion of K&L Gates LLP.
10.1	Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(6)
10.2	Addendum No. 3 dated May 4, 2001 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(7)
10.3	Addendum No. 4 dated January 28, 2002to the Employment Agreement between the Company and Bradley I. Meier August 11, 1999.(8)
10.4	Addendum No. 5 dated June 27, 2002 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(9)
10.5	Addendum No. 6 effective as of December 31, 2003 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(10)
10.6	Addendum No. 7 dated May 22, 2006 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(7)
10.7	Addendum No. 8 effective as of July 12, 2007 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(11)
10.8	Addendum No. 9 effective as of December 5, 2008 to the Employment Agreement between the Company and Bradley I. Meier dated August 11, 1999.(12)
10.9	Nonqualified Stock Option Agreement between the Company and Bradley I. Meier dated December 21, 2001.
23.1	Consent of independent registered public accounting firm, Blackman Kallick, LLP.
23.2	Consent of K&L Gates LLP (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page hereto).

Keys to Exhibits:

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-51546) declared effective on December 14, 1992.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on January 11, 2007.

(3)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the SEC on April 9, 2003.

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB for the year ended April 30, 1997 filed with the SEC on August 13, 1997, as amended.

(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-163564) declared effective on December 8, 2009.

(6)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 filed with the SEC on August 13, 1999.

(7)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No 33-170767), deemed effective on November 22, 2010.

(8)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002.

(9)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002.

(10)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 14, 2004.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on August 10, 2007.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2008.